UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2021 (October 5, 2021)

XERIS BIOPHARMA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40880	87-1082097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

180 N. LaSalle Street, Suite 1600

Chicago, IL 60601

(Address of Principal Executive Offices, including Zip Code)

1-844-445-5704

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XERS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Effective October 5, 2021, Xeris Biopharma Holdings, Inc., a Delaware corporation (“Xeris Holdco”) completed the previously announced acquisition and merger contemplated by the Transaction Agreement, dated as of May 24, 2021 (the “Transaction Agreement”), by and among Xeris Pharmaceuticals, Inc. (“Xeris”), Strongbridge Biopharma plc (“Strongbridge”), Xeris Holdco and Wells MergerSub, Inc. (“MergerSub”). Pursuant to the Transaction Agreement, (i) Xeris Holdco acquired Strongbridge (the “Acquisition”) pursuant to a scheme of arrangement under Irish law; and (ii) MergerSub merged with and into Xeris, with Xeris as the surviving corporation in the merger (the “Merger,” and the Merger together with the Acquisition, the “Transactions”). As a result of the Transactions, both Xeris and Strongbridge became wholly owned subsidiaries of Xeris Holdco.

Xeris Holdco Shares Outstanding

As a result of the Transactions and as of the close of business on October 5, 2021, Xeris Holdco had approximately 124.6 million shares issued and outstanding.

Section 16 Filings

As a result of the Transactions, equity held by the former officers and directors of Xeris was exchanged for equity in Xeris Holdco on a one-for-one basis. These exchanges were required to be reported on Form 4 filings which were filed on October 5, 2021. There were no sales into the open market by the former officers and directors of Xeris at the closing of the Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERIS BIOPHARMA HOLDINGS, INC.
(Registrant)

	By:	/s/ Steven M. Pieper
	Name:	Steven M. Pieper
	Title:	Chief Financial Officer
Date: October 8, 2021